Exhibit 99.1

FOR RELEASE AT 8:00 AM EDT ON MONDAY, JUNE 13, 2011

KODIAK OIL & GAS CORP. REAFFIRMS YEAR-END EXIT RATE AND REVISES 2011 PRODUCTION GUIDANCE; PROVIDES OPERATIONS UPDATE

DENVER — June 13, 2011 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG) today provided an update on its operations in the Williston Basin and discussed the first-half 2011 impact of weather conditions on Kodiak operations across the Basin.

The Company’s operations were adversely impacted by breakup from a record winter snowfall, sustained heavy rainfall, and periods of flooding throughout the second quarter.  Certain state highways and counties have imposed intermittent road restrictions on heavy trucks, causing limited trucking, which has resulted in some of the Company’s wells being shut-in due to the inability to transport oil.  While there has been some relief from the weather, current conditions continue to make operations challenging.  The ultimate impact on Kodiak’s second quarter 2011 production is not yet fully known.  However, despite the difficult weather conditions, Kodiak estimates that its second quarter 2011 sales volumes should represent an approximate 35% increase over the Company’s first quarter 2011 sales volumes.

Revised Full-Year 2011 Production Guidance and Reaffirmation of Year-End Exit Rate

Due to the protracted adverse inclement weather conditions in the Williston Basin, the Company has revised its production outlook for the full-year 2011.  Previously, the Company had expected net 2011 production to average near the lower-end of the range of 5,500 barrels of oil equivalent per day (BOE/d) to 6,500 BOE/d.  The Company now expects that its annual production will average in the range of 4,500 BOE/d to 5,000 BOE/d.

Despite the inclement weather, road closures, flooding and other impediments to normal oilfield operations in North Dakota endured by industry during the first half of 2011, Kodiak continues to expect a December 31, 2011 production exit rate of 9,000 BOE/d.  The Company’s 2011 estimated capital expenditure budget of $230 million also remains unchanged.   The 2011 drilling program contemplates the drilling of 42 gross wells, 26 of which are net to the Company’s interest.  This estimate has been upwardly revised from previous estimates of 38 gross and 23.4 net wells.  .

Full-Year 2011 Guidance
	Previous Estimates	Current Estimates
Average daily net production for 2011 (BOE/d)	5,500 – 6, 500	4,500 – 5,000
December 31, 2011 exit rate (BOE/d)	9,000	9,000
2011 Capital Expenditure Budget	$230 Million	$230 Million
Total wells drilled during 2011	38 gross / 23.4 net	42 gross / 26 net

Operations Update

Kodiak currently operates a three-rig drilling program in the Williston Basin, with the rigs drilling on multi-well pads in three of the Company’s core projects areas: Dunn County, N.D., and Koala and Smokey in McKenzie County, N.D.  The Company expects to take delivery of a fourth operated rig this week and a fifth operated rig in the fourth quarter 2011.

Kodiak currently has six gross (four net) operated wells waiting on completion.  The wells are comprised of a two-well pad on the Koala block which is scheduled for completions from late June  and into July 2011 and a four-well pad in Dunn County where completions are expected to commence during July  and into August 2011. Drilling rigs were moved off of these pads in May 2011 and work is being completed to build-out the production facilities.

Kodiak has also participated in the drilling of four gross (two net) non-operated wells that are awaiting completions in its Dunn County core operating area.  These completions are anticipated for the late second quarter and early third quarter of 2011.  Drilling operations continue on this non-operated block of acreage where Kodiak controls a 40% to 50% working interest in the wells being drilled.  Kodiak expects that this drilling and completion pace will continue through at least the end of 2011.

Kodiak achieved 30-day  production rates on the Koala #9-5-6-5H well [95% working interest (WI); 78% net revenue interest (NRI)] of 35,042 barrels of oil and 50.2 million cubic feet of natural gas (MMcf) for 43,408 barrels of oil equivalent (BOE).  The well was drilled in the middle Bakken member.  The Company also drilled a well, the Koala #9-5-6-12H3 (95% WI; 78% NRI), in the Three Forks Formation from the same pad.  The well achieved 30-day production numbers of 25,495 barrels of oil and 36.1 MMcf of gas or 31,512 BOE.

Management Comment

Commenting on ongoing operations, Kodiak’s President and CEO Lynn A. Peterson said:  “We have certainly been hampered by the elements during the first half of 2011.  The roads conditions have been challenging and from time to time were impassable, causing difficulty in crude hauling and in moving equipment.  However, we have continued to move forward with our capital program, and while we have had some delays moving equipment and building facilities, we do not expect these conditions to carry over to our drilling and completion activities during the second half of the year.

“Our drilling operations did not suffer any material adverse weather impact which can be largely attributed to our pad drilling, eliminating the need to constantly move rigs.  All of Kodiak’s rigs are currently on two well pads and we continue to efficiently drill ahead.  We are making progress in connecting our wells into pipelines; however, that work has also experienced weather-related delays.  With many of our wells projected to be producing into pipelines by year-end, future crude hauling disruptions should be mitigated and future winter production should improve.

“When we have been able to produce our wells, the results continue to be very encouraging.  Producing a combined total of 60,500 barrels of oil and 86 MMCF of gas during the first 30 days of production from our first two wells completed on our Koala block in McKenzie County is a strong indicator of the productive potential of this block.  Lastly, we continue discussions with our pumping service provider to add days to our dedicated frac crew and believe that we will have an adequate number of days to accommodate our accelerated completion schedule.”

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations as to: expectations of future performance, including production, production interruptions and sales; expectations regarding the impact of weather on our future operations; productive potential of our Koala block in McKenzie County; exploration and development plans; drilling plans, including the timing of drilling commencement and drilling completion of our wells; the potential for improvement in the timing of completion activities as a result of a dedicated fracture stimulation team; the number, mobilization, intended use and current planned future location of our rigs; the Company’s anticipated capital expenditures and  the timing and success of such programs; and the amount and sufficiency of future sources of liquidity. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11